UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2014

ENPHASE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35480	20-4645388
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1420 N. McDowell Blvd

Petaluma, CA 94954

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (707) 774-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 11, 2014, Enphase Energy, Inc. (the “Company” or “Enphase”) entered into a new long term product supply agreement (the “Long Term Supply Agreement”) with Vivint Solar Developer, LLC (“Vivint Solar”), a wholly owned subsidiary of Vivint Solar, Inc. The Long Term Supply Agreement replaces the Company’s previous supply agreement with Vivint Solar Holdings, Inc. (the “Previous Agreement”), which was terminated concurrently with entering into the Long Term Supply Agreement. The Long Term Supply Agreement has a three-year term and provides for the purchase and sale of Enphase’s standard product offering of microinverters, Envoy communications gateway with the Enlighten monitoring service, Engage cabling and ancillary Enphase products and services for installation in the Unites States. The microinverters to be purchased pursuant to the terms of the Long Term Supply Agreement carry a 20-year limited warranty subject to Vivint Solar’s option to purchase a five year extension to the warranty term. Enphase has agreed to provide Vivint Solar with certain favored pricing. Enphase has further agreed to enter into a back-up escrow and licensing arrangement for Enlighten to be released to Vivint Solar upon a failure of Enphase to timely cure certain major defaults. Vivint Solar has committed to using commercially reasonable efforts consistent with past practice to buy a minimum annual quantity of microinverters. In connection with the Long Term Supply Agreement, the Company, Vivint Solar and Vivint Solar Holdings have also entered into an assignment agreement pursuant to which all of Vivint Solar Holdings’ rights and obligations under the Previous Agreement have been assigned to Vivint Solar.

The foregoing description of the Long Term Supply Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Long Term Supply Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Form 10-Q for the period ending September 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2014	ENPHASE ENERGY, INC.

	By:	/s/ Kris Sennesael
Kris Sennesael
Vice President and Chief Financial Officer